Exhibit 99.1

June 30, 2017

PRESS RELEASE

Chart to Acquire Hudson Products

•	Enhances Chart’s core platform

•	Adds highly complementary Fans business

•	Strengthens aftermarket presence

•	Consistent with Chart’s strategic growth initiatives

•	Significant cost synergies

•	Efficient use of Chart’s favorable balance sheet position

Atlanta, GA | June 30, 2017 | Chart Industries, Inc. (“Chart”) (Nasdaq: GTLS) announced today that it has entered into a definitive agreement to acquire Hudson Products Corporation (“Hudson”) for $410 million in cash.

Founded in 1939, Hudson is a trusted leader in heat transfer solutions with an array of strong brands and products used in refining, petrochemical, natural gas, power, and other industrial and commercial end markets. Hudson is a North American leader in air-cooled heat exchangers (“ACHXs”) and a global leader in axial flow cooling fans (“Fans”). Its installed base of over 20,000 ACHXs and 200,000 Fans globally provides stable aftermarket revenue streams, which account for approximately 37% of Hudson’s total net sales.

Chart’s President and Chief Executive Officer, Bill Johnson, commented, “Hudson is a proven, high-performing business with an impressive set of products, customers, processes, and people, all of which we see as being highly synergistic and consistent with our strategic growth initiatives. We welcome Hudson employees to Chart and look forward to jointly creating valuable solutions for our customers. We see this acquisition and the expected synergies as enhancing shareholder value as we move forward.”

Hudson’s Chief Executive Officer, Grady Walker, commented, “We are thrilled to be joining the Chart team with whom we share a passion for innovation and problem solving. The combination will enhance the breadth of our product and service offerings and will greatly enhance our ability to offer valuable solutions to our customers worldwide.”

Hudson is expected to generate net sales of approximately $205 million in 2017. The transaction will be funded by Chart’s available cash on hand and debt under its current credit facility. Management expects the transaction to be accretive to adjusted earnings per share in the first full year after closing. Annual cost synergies of approximately $7 million are expected to be realized within two years after closing.

The transaction is subject to customary closing conditions, including receipt of required regulatory approvals and is expected to close during the third quarter 2017.

Hudson is majority-owned by funds managed by Riverstone Holdings LLC.

Credit Suisse served as exclusive financial advisor and Jones Day served as legal advisor to Chart.

Goldman Sachs & Co. LLC served as exclusive financial advisor and Latham & Watkins LLP served as legal advisor to Hudson.

Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Contact:

Chart Industries	Hudson Products
Jillian Evanko	Grady Walker
Chief Financial Officer	Chief Executive Officer
(770) 721-7739	(281) 396-8195
Jillian.Evanko@chartindustries.com	gwalker@hudsonproducts.com